Exhibit 99.6

AMERICAN REBEL HOLDINGS ISSUES CORPORATE UPDATE HIGHLIGHTING RECENT KEY MILESTONES AND STRATEGIC GROWTH INITIATIVES

Forged in Freedom, Fueled by Growth, Focused on the Future

NASHVILLE, TN, April 07, 2025 (GLOBE NEWSWIRE) ———— American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), the creator of American Rebel Beer ( americanrebelbeer.com ) and a leading provider of safes, personal security, and patriotic lifestyle apparel, today issued a corporate update summarizing several recent developments that have strengthened the Company’s foundation and accelerated its national growth strategy.

CEO Andy Ross commented:

“We’ve accomplished several key goals in the past 10 days alone, and we’re just getting started. From launching our national media marketing campaign to completing an equity-based capital raise, announcing $11.4M in 2024 revenue and engaging new investors, the American Rebel brand is gaining momentum on every front. I believe we are America’s next great success story, and we are committed to doing the right type of financings that fuel our growth over the next several years.

“American Rebel Light Beer, a premium domestic light lager, is seizing a tremendous opportunity in the $110 billion annual beer market. Our rapid growth has exceeded all initial strategic forecasts, driven by patriotic Americans who love the unbeatable combination of great taste and low calories in our beer. With every sip, American beer drinkers enjoy a brew that not only satisfies their palate but also resonates with their core values – values proudly displayed on every can: America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer .”

1. Successful Private Placement by H.C. Wainwright & Co.

American Rebel completed a strategic private placement led by H.C. Wainwright & Co. H.C. Wainwright is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

Read the full release here : https://www.globenewswire.com/news-release/2025/04/04/3056146/0/en/AMERICAN-REBEL-ANNOUNCES-UP-TO-11-MILLION-PRIVATE-PLACEMENT-PRICED-AT-THE-MARKET-UNDER-NASDAQ-RULES.html

2. Strategic Media and Investor Relations Push in South Florida

The Company engaged in a series of high-profile investor meetings and media appearances on NBC-TV Channel 5/West Palm Beach and 39 WSFL – Home of the Florida Panthers in South Florida, culminating with a meeting with strategic partners and potential investors at the prestigious Mar-a-Lago Club. These types of media engagements help generate valuable investor interest and media exposure.

Read the full release here : https://www.globenewswire.com/news-release/2025/04/02/3054517/0/en/American-Rebel-CEO-Andy-Ross-to-Appear-on-South-Florida-Television-Morning-Shows-on-NBC-TV-Channel-5-West-Palm-Beach-and-39-WSFL-Home-of-the-Florida-Panthers.html

3. FY2024 Revenue Disclosure - $11.4M

In a recently filed Form 12b-25, American Rebel disclosed it expects to report $11.4 million in revenue for fiscal year 2024, to be detailed in its forthcoming Form 10-K.

Read the full filing here: https://www.sec.gov/Archives/edgar/data/1648087/000164117225001980/formnt10-k.htm

4. Release of “The American Rebel Story” Video Featuring CEO Andy Ross

American Rebel premiered “The American Rebel Story,” a compelling video featuring CEO Andy Ross narrating the Company’s vision, values, and journey to becoming America’s next great success story.

Read the full release here : https://www.globenewswire.com/news-release/2025/04/03/3055126/0/en/American-Rebel-Holdings-Inc-NASDAQ-AREB-Invites-Patriotic-Investors-Fans-and-Beer-Enthusiasts-to-Celebrate-Freedom-with-a-New-Video-Release-Highlighting-the-American-Rebel-Story.html

5. Expansion of Successful Sponsorship with Tony Stewart Racing

American Rebel continues to benefit from its existing sponsorship with Tony Stewart Racing (TSR) as the racing connection has opened many doors and helped establish relationships with new distributors and key accounts. The expansion of the TSR sponsorship will continue to provide immeasurable value to American Rebel as it accelerates its growth initiatives throughout 2025.

Read the full release here : https://www.globenewswire.com/news-release/2025/03/27/3050822/0/en/American-Rebel-Expands-its-Successful-Sponsorship-for-2025-with-Tony-Stewart-Racing-TSR-in-NHRA-Mission-Foods-Drag-Racing-Series.html

6. Launch of National Media Marketing Campaign – TV and Digital

American Rebel launched a full-scale national media campaign, including a 30-second commercial airing on major television networks and a coordinated digital campaign to strengthen consumer awareness and drive sales.

Read the full release here : https://www.globenewswire.com/news-release/2025/03/28/3051571/0/en/American-Rebel-Launches-Nationwide-Ad-Campaign-on-March-31-with-30-Second-TV-Spot-Complemented-by-Digital-Media-Across-Leading-Websites-to-Increase-Exposure-of-the-Company-and-its-.html

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. Known for its premium quality and bold patriotic spirit, American Rebel Beer exemplifies what it means to celebrate freedom in every sip. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebelbeer.com/investor-relations.

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a premium domestic light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About Tony Stewart Racing (TSR) Nitro

As tenacious as Stewart is in the cockpit of a racecar, he’s proven equally adept at providing cars and equipment for racing’s elite. The three-time NASCAR Cup Series champion can also list 31 owners’ titles to his resume, from NASCAR to USAC to the World of Outlaws Sprint Car Series. In 2023 Stewart earned his 31st owner title when Matt Hagan and the TSR Funny Car team earned the championship on November 11. His team, Tony Stewart Racing, fields a powerhouse lineup in the NHRA Mission Foods Drag Racing Series with Tony in Top Fuel and Matt Hagan in Funny Car. After more than four decades of racing around in circles, Stewart has embarked on a straight and narrow path, albeit at more than 300 mph. For more information on TSR Nitro go to tsrnitro.com .

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of marketing outreach efforts, actual placement timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@americanrebel.com

Investor Relations:

ir@americanrebel.com

Media Contact:

Matt Sheldon

Matt@PrecisionPR.co